Rochester Fund Municipals
N-SAR Exhibit 77C

On June 25, 2009, a special meeting of the shareholders of Rochester Fund Municipals was held for the purpose of voting on:

(a) the election of the following individuals to serve as Trustees:

                                            For                Withheld

Brian F. Wruble                     479,433,474                27,269,570
David K. Downes                     479,303,451                27,399,592
Matthew P. Fink                     479,786,308                26,916,736
Phillip A. Griffiths                479,288,536                27,414,508
Mary F. Miller                      479,978,353                26,724,691
Joel W. Motley                      479,984,211                26,718,832
Russell S. Reynolds, Jr.            479,200,662                27,502,382
Mary Ann Tynan                      479,308,509                27,394,535
Joseph M. Wikler                    480,126,240                26,576,804
Peter I. Wold                       480,036,072                26,666,972
John V. Murph                       479,724,878                26,978,166

and

(b) the approval of a common Amended and Restated Agreement and Declaration of Trust.